dated September 13, 2007

To be filed pursuant to Rule 433

Registration No. 333-117775

Pricing Term Sheet
Issuer:	JPMorgan Chase & Co.
Currency:	USD
Size:	$2,000,000,000.00
Security Type:	Senior Medium-Term Notes
Maturity:	September 20, 2012
Interest Rate Index:	Three-Month LIBOR
Re-offer Spread to Index:	Three-Month LIBOR plus 55 bps
Price to Public:	100% of face amount
Underwriting Fee	.350%
Proceeds (Before Expenses) to Issuer:	$1,993,000,000.00 (99.65%)
Day Count Convention:	Actual/360
Interest Payment Dates:	20th of December, March, June, and September, commencing December 20th, 2007
Reset Frequency:	Quarterly
Payment Frequency:	Quarterly
Trade Date:	September 13, 2007
Settlement Date:	September 20, 2007 (T+5)
Denominations	$1,000 x $1,000
CUSIP/ISIN:	46623EHK8 / US46623EHK82
Ratings:	Aa2/AA-/AA-
Sole Bookrunner:	J.P. Morgan Securities Inc.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.